Exhibit 17.1
Sun New Media Inc.
P.O. Box 297
1142 South Diamond Bar Boulevard
Diamond Bar, California 91765
Re: Resignation Letter
Ladies and Gentlemen:
          The undersigned hereby resigns from his officer positions with Sun New Media Inc. (the “Company”) and as a member of the Board of Directors of the Company. This resignation shall be effective immediately.

By:	/s/ Chen Xiaotao
Chen Xiaotao